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                            TRIANGLE PHARMACEUTICALS, INC.
                       NOTICE OF GRANT OF NON-EMPLOYEE DIRECTOR
                                AUTOMATIC STOCK OPTION


          Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Triangle Pharmaceuticals, Inc. (the "Corporation"):

          OPTIONEE:
                     -----------------------------------------------------------

          GRANT DATE:
                       ---------------------------------------------------------

          EXERCISE PRICE:  $                                           per share
                             -----------------------------------------

          NUMBER OF OPTION SHARES:                           shares
                                    ------------------------

          EXPIRATION DATE:
                            ----------------------------------------------------

          TYPE OF OPTION:  Non-Statutory Stock Option


          VESTING SCHEDULE: With respect to automatic stock option grants made on the date the Optionee is first elected or appointed to the Board of Directors (the "Board"), the Option Shares shall vest and become exercisable with respect to two thousand (2,000) shares on the day the Optionee is first elected or appointed to the Board and with respect to an additional two thousand (2,000) shares on the day immediately preceding the date of each subsequent annual stockholders meeting following the grant date until all of the Option Shares have become vested and exercisable. With respect to automatic stock option grants made on the date the Optionee is reelected to the Board, the Option Shares shall vest and become exercisable with respect to two thousand (2,000) shares on the day immediately preceding the date of each subsequent annual stockholders meeting following the grant date until all of the Option Shares have become vested and exercisable. In no event shall any additional Option Shares vest after Optionee's cessation of Board service.

          Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the automatic option grant program under the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Automatic Stock Option Agreement attached hereto as Exhibit
A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

          NO IMPAIRMENT OF RIGHTS. Nothing in this Notice or in the attached Automatic Stock Option Agreement or the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation or the Corporation's stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.


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          DEFINITIONS.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Automatic Stock Option Agreement.

DATED:                        , 199
       -----------------------     ---


                                        TRIANGLE PHARMACEUTICALS, INC.


                                        By:
                                             -----------------------------------

                                        Title:
                                               ---------------------------------


                                             -----------------------------------
                                                          OPTIONEE

                                        Address:
                                                  ------------------------------

                                                  ------------------------------


ATTACHMENTS
EXHIBIT A - AUTOMATIC STOCK OPTION AGREEMENT


                                          2.


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                                      EXHIBIT A

                           AUTOMATIC STOCK OPTION AGREEMENT